Exhibit 10.8

Employment Agreement

between

Partner Reinsurance Company of the U.S.
One Greenwich Plaza
Greenwich, CT
06830-6352 USA
(the “Company”)
and
Theodore C. Walker
At the address maintained in the Company’s employment records
(the “Executive”)

WITNESSETH:

WHEREAS, the Executive currently serves as President and Chief Executive Officer of the Company pursuant to an amended Employment Agreement entered into effective as of May 2, 2012 (as amended and restated effective as of March 27, 2014), and the parties desire to further amend the Employment Agreement to memorialize the terms of the Executive’s continuing employment as the President and Chief Executive Officer of the Company; and

WHEREAS, the Executive is willing to continue to serve the Company on the terms and conditions herein provided in this agreement, as hereby further amended and restated (the “Employment Agreement” or “Agreement”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	EMPLOYMENT
The Company agrees to continue to employ the Executive and the Executive agrees to continue to serve the Company on the terms and conditions set forth herein.

2.	EFFECTIVE DATE
The Agreement was effective, and the Executive’s employment as contemplated hereunder commenced, as of May 2, 2012 (the “Effective Date”), and the Executive’s employment will continue on the terms and conditions set forth herein, with the further amended and restated Employment Agreement effective as of October 23, 2014.

3.	POSITION AND DUTIES

(a)
The Executive shall serve as President and Chief Executive Officer of the Company and shall report directly to the Chief Executive Officer of PartnerRe Ltd. (the “CEO”). The Executive shall perform such duties and exercise such supervision and powers with regard to the business of the Company as are consistent with such positions with a multi-national reinsurance company, including any reasonable duties and services consistent with such positions and as may be prescribed from time to time by the CEO. The Executive’s performance of any duties and responsibilities shall be conducted in a manner consistent with all Company policies and any other reasonable guidelines provided to the Executive by the CEO.

(b)	Subject to (a) above, the Executive also agrees to serve as an officer and/or director of any subsidiary of the Company without additional compensation.

(c)
Except during customary vacation periods and periods of illness, the Executive shall, during his employment hereunder, devote substantially his full business time and attention to the performance of services for the Company. The Company hereby acknowledges that the Executive shall be permitted to devote a reasonable amount of his business time, conducted simultaneously with the discharge of his duties to the Company and with the prior consent of the CEO, to (a) the management of personal and family investments and affairs, (b) with the consent of the CEO, serving on the board of directors and/or acting as an officer of any not-for-profit entities that are not engaged in businesses similar to the Company or (c) with the consent of the CEO, serving on the board of directors of any private or public companies that are not engaged in businesses similar to the Company; provided that in the Executive and the CEO’s reasonable judgment, such activities do not materially interfere or affect the duties of the Executive owed to the Company.

4.	PLACE OF PERFORMANCE
The Executive’s principal place of employment shall be in Greenwich, Connecticut, USA except for reasonably necessary travel on business, reasonable personal travel, and in connection with the performance of his duties hereunder, with the understanding that he may perform his duties hereunder at such other places as are mutually agreed upon with the CEO. Executive’s principal place of employment shall not be moved to a location that is more than 50 miles away from Greenwich, Connecticut, except with the mutual written agreement of the Executive and the CEO.

5.	COMPENSATION AND RELATED MATTERS

(a)
Base Salary. During the term of the Executive’s employment hereunder, the Company shall pay to the Executive a base salary at an aggregate initial rate as provided in the attached Schedule I, which shall be approved by the Compensation Committee of the Board of PartnerRe Ltd. (the “Compensation Committee”) (which salary, as adjusted from time to time, is referred to herein as “Base Salary”). The

Base Salary shall be paid in equal installments in accordance with normal payroll practices of the Company but not less frequently than monthly. Base Salary may be increased (but not decreased) annually at the discretion of the Compensation Committee. Base Salary payments (including any increased Base Salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive’s Base Salary hereunder.

(b)
Annual Incentive. During the term of the Executive’s employment hereunder, the Executive will be eligible to receive annual incentive compensation in an amount based upon the Company’s then applicable fiscal year determined in the sole discretion of the Compensation Committee in accordance with the Company’s Annual Incentive Guidelines (the “Annual Incentive”). The Executive’s target Annual Incentive as a percentage of his Base Salary is set forth on the attached Schedule I (the “Target Annual Incentive”). In no event shall the Annual Incentive be paid later than March 15 of the year following the year with respect to which such Annual Incentive is payable.

(c)
Equity. The Executive will be eligible to participate in the equity plans of PartnerRe Ltd. (the “Plans”). The Executive shall receive equity awards at the sole discretion of the Compensation Committee and in accordance with, and subject to, the terms of the Plans and any agreement executed by the Executive in connection therewith (any such agreement, an “Equity Award Agreement”). On an annual basis, so long as the executive compensation package established by the Compensation Committee so provides, Executive shall receive equity awards with the value of such awards equal to the dollar amount set forth in the attached Schedule I (“Target Equity Award”); provided, however, that, the actual amount and type of equity awards, if any, granted (or otherwise made available to be granted to the Executive at the Executive’s election subject to rules and conditions established by the Compensation Committee) prior to any Notice of Termination may be different from the Target Equity Award amount in any fiscal year, as determined in the sole discretion of the Compensation Committee and in accordance with, and subject to, the terms of the Plans and any Equity Award Agreement.

(d)
Expenses. During the term of this Agreement, the Executive shall be entitled to receive prompt reimbursement from the Company of all reasonable expenses incurred by the Executive in promoting the business of the Company and in performing services hereunder, including all expenses of travel and entertainment and living expenses while away from home on business or at the request of or in the service of the Company; provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company, as applicable, from time to time. Without limiting the generality of the foregoing, the Executive must submit reimbursement requests within one year after incurring the underlying expense, provided that no reimbursements shall occur more than twelve months after the expense is submitted for reimbursement and to the extent that any such reimbursements are taxable to the Executive under the law of any jurisdiction other than the principal place of employment, the provisions of Section 23 shall apply. Finally, in the event that all or part of the employment sourced income becomes subject to income tax in any jurisdiction other than the principal place of employment as a result of business related travel, the Company will reimburse you with respect to such taxes (including penalties and interest, if applicable) so that the tax impact on you is the same as if all your Company sourced income was received in the place of your principal place of employment. The provisions of this Section 5(d) shall survive the termination of this Employment Agreement.

(e)
Benefit Plans. During the term of this Agreement, the Executive shall be eligible to participate in all of the applicable benefit plans and perquisite programs of the Company that are available to other executives of the Company, as applicable, on the same terms as such other executives (“Benefit Plans”). The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement so long as such amendment, modification, suspension or termination affects all executives similarly. A list of the current Benefit Plans, in which the Executive is eligible to participate, is set forth on the attached Schedule I.

6.	TERMINATION
The Executive’s employment hereunder may be terminated under the following circumstances, subject to the effective Date of Termination described in Section 6(e) hereof:

(a)	Death, Disability or Retirement.

(i)	The Executive’s employment hereunder shall terminate upon his death.

(ii)
If the Executive shall have qualified for long-term disability benefits under any Company long-term disability insurance arrangement in which he is participating, then the Company may at any time after the date of such qualification, subject to the requirements of any applicable disability laws, give to the Executive a Notice of Termination (as defined in Section 6(d) hereof) and the Executive’s employment hereunder shall terminate on the Date of Termination described in Section 6(e) hereof.

(iii)
The Executive’s employment hereunder shall terminate upon his retirement. The Executive will have the option to retire as of August 2, 2015. Retirement for purposes of the Employment Agreement shall be defined as the Executive giving a Notice of Termination to terminate his employment without Good Reason on or after August 2, 2015, when he will qualify for retirement benefits under the retirement plan or policy in place in the Executive’s country of employment at the time that Executive gives such Notice of Termination.

(b)
Termination by the Company. The Company may terminate the Executive’s employment hereunder (i) for Cause at any time or (ii) without Cause by providing twelve months’ prior written notice to the Executive. For the purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon (A) the engaging by the Executive in gross negligence or wilful misconduct that is demonstrably injurious to the Company or any of its subsidiaries, or (B) wilful and intentional failure to comply in all material respects with the direction of the Company, or (C) the wilful and intentional material breach of this Employment Agreement; provided in each case that the Board shall have first provided the Executive with written notice identifying the act or acts or failure or failures to act or comply said to constitute Cause within 90 days after the occurrence of such act or failure to act or comply, or within 90 days of when the Company should have been reasonably expected to know of such occurrence, and the Executive shall have failed to cure the deficiency within 30 days after receipt of such notice, and the Company terminates Executive’s employment within 60 days following the expiration of the cure period in the event the deficiency is not cured; or (D) the conviction, a plea of guilty or a plea of no contest of the Executive for a serious criminal act. For purposes of this paragraph, no act, or failure to act, on the Executive’s part shall be considered “wilful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that said action or omission was in the best interest of the Company.

(c)
Termination by the Executive. The Executive may terminate his employment hereunder (i) with Good Reason at any time or (ii) without Good Reason by providing twelve months’ prior written notice to the Company. For purposes of this Agreement, “Good Reason” shall mean without the Executive’s written consent (A) a failure by the Company to comply with any material provision of this Agreement, including a change in the Executive’s principal place of employment; (B) the assignment to the Executive by the Company of duties inconsistent in a material adverse respect with the Executive’s position, authority, duties or responsibilities with the Company, as applicable, as in effect on the Effective Date including, but not limited to, any material reduction in such position, authority, duties or responsibilities, or a change in the Executive’s titles as then in effect, except in connection with the termination of his employment on account of his death, disability or for Cause or without Cause, (C) without the Executive’s prior written consent, any reduction in Base Salary and annual benefits in accordance with provisions of Schedule I, (D) material adverse change in Executive’s reporting relationship (which shall include no longer reporting to the group CEO), (E) change in the condition of employment or (F) any purported termination of the Executive’s employment by the Company that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 6(d) hereof; provided that in order to terminate his employment with Good Reason, the Executive shall have first provided the Board with written notice identifying the act or acts or failure or failures to act said to constitute Good Reason within 90 days of the occurrence of such act(s), or within 90 days of when the Executive should have been reasonably expected to know of such occurrence, and the Board shall have failed to cure the deficiency within 30 days after receipt of such notice and the Executive provides a Notice of Termination on account of Good Reason within 60 days following the expiration of the cure period in the event the deficiency is not cured.

(d)
Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than for death) shall be communicated by written Notice of Termination to the other party hereto (“Date of Notice”). For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination and shall set forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(e)
Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated by his disability pursuant to Section 6(a)(ii) hereof, the date specified in the Notice of Termination, (iii) if the Executive’s employment is terminated by the Company without Cause or by the Executive without Good Reason, the date specified in the Notice of Termination, which shall be not less than twelve months after such Notice is delivered, (iv) if the Executive’s employment is terminated by the Company for Cause or if the Executive voluntarily terminates his employment with Good Reason, the date specified in the Notice of Termination, which can be immediate, or in the case of the Executive voluntarily terminating with Good Reason, a date up to twelve months after such notice is delivered, subject to the provisions of Section 6(c)(i) or (v) if the Executive terminates his employment because of his retirement pursuant to Section 7, the date specified in the Notice of Termination. The Date of Termination shall also include any Section 6(f) Termination Date.

(f)
Compensation During Notice Period. During the period from the Date of Notice to the Date of Termination, in the event of a termination as provided under Section 6(b)(ii) or 6(c) hereof, the Executive shall be entitled to receive all compensation and benefits (pursuant to this Agreement and as detailed in Schedule I) as if Notice of Termination had not occurred, provided that the Annual Incentive payout shall be the Average Incentive Amount, as set forth in Schedule I (the “Average Incentive Amount”). The Company (but not the Executive) may, at its option, elect not to keep the Executive employed for any notice period specified within the required Notice of Termination, and instead may terminate the Executive’s employment immediately or upon such date as it determines appropriate (the “Section 6(f) Termination Date”); provided that, in the case of such a termination as provided by Section 6(b)(ii) or Section 6(c) hereof, the Company must then pay to the

Executive on the Payment Date (as defined in Section 8(e)) in a lump sum cash payment a sum that reflects the amount the Executive would have earned had he remained an employee through the date originally specified in the Notice of Termination as the Date of Termination. Notwithstanding an early termination under this Section 6(f), the covenants detailed in Section 12 of the Agreement shall continue to be effective as provided in Section 12.

(g)
Removal from Boards and Positions. If the Executive’s employment is terminated for any reason under this Agreement, he shall be deemed to resign effective on the Date of Termination (i) if a director, from the Board or board of directors of any subsidiary, affiliate or parent of the Company and (ii) from any position with the Company or any subsidiary, affiliate or parent of the Company, including, but not limited to, as an officer of the Company or any of its subsidiaries, its affiliates, or its parent.

7.	COMPENSATION UPON RETIREMENT
In the event that the Executive’s employment terminates by reason of retirement, the provisions of this Section 7 shall determine the Executive’s entitlement to compensation and benefits in connection with and subsequent to such termination.

If the Executive’s employment terminates as a result of his retirement before attaining age 65, but subject to having already attained age 55, the Executive is eligible to certain medical and dental coverage as detailed in Schedule I.

If the Executive’s employment terminates as a result of his retirement on or after attaining retirement age, as defined in Section 6 of this Employment Agreement, the Company shall pay to the Executive, on the Payment Date after the date on which his employment terminates as a result of his retirement (the “Retirement Date”): (i) all accrued Base Salary and benefits accrued or earned but unpaid through the Retirement Date; (ii) any Annual Incentive earned in respect of the previous completed fiscal year but not paid as of the Retirement Date; (iii)  the Average Incentive Amount, prorated based on the number of days elapsed in the current fiscal year as of the Retirement Date; and (iv) any other payments or benefits that may be approved by the Board in its sole discretion. All equity awards will be treated in accordance with the terms set forth in the Plans and Equity Award Agreements.

8.	COMPENSATION UPON TERMINATION
In the event that the Executive’s employment terminates for any reason other than pursuant to Section 7, the provisions of this Section 8 shall determine the Executive’s entitlement to compensation and benefits in connection with and subsequent to such termination.

(a)	If (i) the Company terminates the employment of the Executive for Cause or (ii) the Executive terminates his employment without Good Reason, the Company shall pay to the Executive, within 30 days after the Date of Termination, all accrued Base Salary and benefits through the Date of Termination (the “Accrued Salary and Benefits”) and any Annual Incentive earned in respect of the previous completed fiscal year but not paid as of the Date of Termination. The Company shall have no further obligations to the Executive after the Date of Termination.

(b)
If the Executive’s employment terminates due to his death or disability, the Company shall pay or provide to the Executive, or his legal representative or estate, as the case may be, within 30 days after the Date of Termination (or if required by Section 8(e) on the Payment Date), in addition to the Accrued Salary and Benefits and any Annual Incentive earned in respect of the previous completed fiscal year but not paid as of the Date of Termination, the following:

(i)
Upon his death, the Company shall pay or provide to the Executive’s spouse or, if Executive does not have a spouse at the time of death, to Executive’s dependent children or other dependents as directed by the Executive in writing prior to death, or if Executive has not provided any such written direction, to Executive’s estate, the following:

(A)	12 months Base Salary;

(B)	a payment equal to the target Annual Incentive for the fiscal year in which the Date of Termination occurs;

(C)
a payment equal to the pro rata portion of the Average Incentive Amount determined as of the Date of Termination based on the number of days elapsed in the current fiscal year as of the Date of Termination; and

(D)	Health Coverage as provided in Schedule I to this Agreement.

(ii)	If the Company terminates the employment of the Executive by reason of disability, the Company shall, after the Date of Termination:

(A)
pay to the Executive, not less frequently than monthly (beginning on the Payment Date), the amount of any difference between the level of long-term disability benefits required to be maintained under the Benefit Plans, and the amount actually paid in satisfaction of such benefits by insurance, for so long as the Executive remains disabled and therefore entitled to such benefits;

(B)
take actions necessary such that all Options and all equity awards granted to the Executive under the Plans and Equity Award Agreements which remain unvested as of the Date of Termination shall immediately vest and shall be paid or settled as of the Payment Date, or, if applicable, shall remain exercisable until the same date as would have applied if the Executive’s employment had not been terminated (provided that any payment or settlement provisions set forth in such grant, award, or other similar agreement that are required to avoid tax penalties for the Executive pursuant to Section 409A shall remain effective);

(C)
pay to the Executive a payment equal to the pro rata portion of the Average Incentive Amount determined as of the Date of Termination based on the number of days elapsed in the current fiscal year as of the Date of Termination; and

(D)
following the Date of Termination pursuant to this Section 8(b)(ii), ensure that the Executive’s Health Coverage under the Benefit Plans as described in Schedule I shall continue to be provided at the Company’s expense.

The Executive hereby authorizes the Company to take out such insurance policy as it deems appropriate so that the Company may mitigate any payments pursuant to this clause as it shall in its sole discretion deem appropriate. The foregoing does not impact the obligation of the Company to make payment pursuant to this section.

(c)
If the Executive’s employment terminates for any reason other than the reasons described in Section 7 or Section 8(a) or (b), the Executive shall be entitled to the following payments and benefits: (1) an amount equal to the sum of the following, to be paid or provided on the Payment Date: (i) the Accrued Salary and Benefits plus the Annual Incentive earned in respect of the previous completed fiscal year but not paid as of the Date of Termination, (ii) the pro rata portion of the Average Incentive Amount determined based on the number of days elapsed in the current fiscal year as of the Date of Termination, (iii) 12 months’ Base Salary at the rate in effect on the Date of Termination, paid as a lump sum, and (iv) the Average Incentive Amount; (2) the Company shall provide any continued benefits provided for on Schedule I to this Agreement; (3) except as provided in subparagraph (4) below, the Company shall take all actions necessary such that a proportionate share (based on the number of days in the then-current vesting period elapsed prior to the Date of Termination as compared to the total number of days in the then-current vesting period) of all outstanding Options and all other outstanding equity awards granted to the Executive under the Plans and Equity Award Agreements that remain unvested as of the Date of Termination shall immediately vest and shall be paid or settled as of the Payment Date, or, if applicable, shall remain exercisable until the same date as would have applied if the Executive’s employment had not been terminated; and (4) the Company shall take all actions necessary such that all outstanding performance share units (or other outstanding performance-based equity awards) granted to the Executive under the Plans and Equity Award Agreements for which the performance period has not been completed prior to the Date of Termination shall be earned on a proportionate basis (based on the number of days elapsed from the first day of the performance period through the Date of Termination as compared to the total number of days in the performance period) at the target level of performance and shall be fully vested on such proportionate basis and the Executive shall be entitled to payment or settlement thereof as of the Payment Date; provided, however, that any payments or settlements under subparagraphs (3) and (4) shall not be paid on the Payment Date and shall instead be paid on the date specified under the applicable Equity Award Agreement to the extent that payment on the Payment Date would result in any excise tax being imposed on the Executive under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Any awards that are not vested or earned pursuant to the provisions of subparagraphs (3) and (4) shall be forfeited as of the Date of Termination. Notwithstanding the provisions of subparagraphs (3) and (4), if the Executive’s employment is terminated by the Company without Cause after the Executive becomes eligible for retirement (as defined under section 6(a)(iii)), any outstanding equity awards held by the Executive shall be treated in accordance with the retirement provisions of the applicable Equity Award Agreements as if the Executive had ceased being an employee as a result of retirement. For the avoidance of doubt, if the Executive’s employment is terminated pursuant to this Section 8(c), the Executive shall receive any payments to which he is entitled under Section 6(f) (to the extent that Section 6(f) is applicable) in addition to any payments and benefits to which he is entitled under this Section 8(c). Any payments pursuant to this Section 8(c) shall be made in a cash lump sum.

(d)
Notwithstanding the foregoing, if the Executive’s employment terminates under circumstances for which a CIC award is provided under the CIC Policy referenced in Section 22 hereof, the provisions of Section 22 shall govern. In the event the Executive’s employment terminates for any reason described in Section 8(c) after a Significant Transaction as defined in the CIC Policy, as modified by this subsection, the provisions of Sections 6(e) and (f) shall apply to provide for advance notice of termination by the Company or Executive, respectively, and Executive shall be entitled to receive his Accrued Salary and Benefits and any Annual Incentive and an amount equal to the value of any equity award earned in respect of the previous completed fiscal year but not paid as of the Date of Termination and any payments under Section 6(f) if applicable and continued benefits as provided on Schedule I of this Agreement, in the same manner as if a Significant Transaction had not occurred. For avoidance of doubt, this subsection shall apply in any circumstance in which Executive resigns or is terminated without Cause, within the time provided in the CIC Policy, after being removed from reporting to the CEO in connection with a Significant Transaction as defined by the CIC Policy as modified by this subsection. Notwithstanding anything stated in this subsection, the provisions of the CIC Policy shall not govern in any circumstance in which the value of the payments due to Executive under another provision of this Employment Agreement would be greater than the value of the payments due to Executive under the CIC Policy as modified by this subsection.

(e)
In the event of the Executive’s termination of employment other than by the Company for Cause, the Executive without Good Reason, or due to the Executive’s death, and in the case of a termination under Section 8(d) after a Significant Transaction, the Executive agrees to execute a general release in a form acceptable to the Company (such acceptance will not be unreasonably withheld). The payments and provision of benefits to the Executive required by Section 7 or Sections 8(b), (c) and (d) (other than the Accrued Benefits and any Annual Incentive and any equity award earned in respect of the previous completed fiscal year but not paid as of the Date of Termination) shall be conditioned on the Executive’s delivery (and non-revocation prior to the expiration of the revocation period contained in the release) of such release prior to the date that is 60 days after the earlier of the Date of Termination or the Section 6(f) Termination Date if applicable (the “Payment Date”); provided that, if the 60-day period begins in one tax year and ends in another tax year, any such payments shall not be made until the beginning of the second tax year. If the foregoing requirements are not satisfied on the Payment Date, the Executive shall not be entitled to any payments or benefits that are conditioned upon satisfaction of the requirements of this Section 8(e). In the event that any of the payments or benefits subject to this Section 8(e) are not subject to Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Company, in its discretion, may accelerate any such payment to a date that is on or after the Date of Termination and on or before the Payment Date and may pay benefits even if the Executive executes the general release after the Payment Date, provided that the requirements of this Section 8(e) are satisfied as of the date of payment.

(f)
Notwithstanding any other provision of this Agreement to the contrary (other than the provisions of Section 23 relating to amounts subject to Section 409A), in the event that the Executive is entitled to payment of any earned amounts attributable to a fiscal year prior to the Date of Termination and if such amounts are not determined as of the date on which such amounts are to be paid pursuant to the provisions of this Agreement, such amounts shall be paid to the Executive as soon as such amounts are determined and, in any event, not later than the time that such amounts would have been paid to the Executive if he had remained employed.

9.	INDEMNIFICATION
The Company shall indemnify the Executive (and his legal representatives or other successors and heirs) to the fullest extent permitted (including payment of expenses in advance of final disposition of the proceeding provided approved by the Board) by the laws of Connecticut, as in effect at the time of the subject act or omission; and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives or other successors and heirs) may be made a party by reason of him being or having been a director, officer or Executive of the Company or any of its subsidiaries; provided, however, that no indemnification shall be made to the Executive for losses relating to any disgorgement remedy contemplated by Section 16 of the Securities and Exchange Act of 1934. If any action, suit or proceeding is brought or threatened against the Executive in respect of which indemnity may be sought against the Company pursuant to the foregoing, the Executive shall notify the Company promptly in writing of the institution of such action, suit or proceeding and the Company shall assume the defense thereof and the employment of counsel and payment of all fees and expenses; provided, however, that if a conflict of interest exists between the Company and the Executive such that it is not legally practicable for the Company to assume the Executive’s defense, the Executive shall be entitled to retain separate counsel reasonably acceptable to the Company at the Company’s expense. Any payments of legal fees pursuant to the foregoing sentence shall be subject to the provisions of Section 23 hereof. The provisions of this Section 9 shall survive the termination of this Employment Agreement.

10.	TAXES
The Company shall deduct all taxes required by law from all amounts payable under this Agreement.

11.	CONFIDENTIALITY
Unless otherwise required by law or judicial process, the Executive shall retain in confidence during and after termination of the Executive’s employment with the Company all confidential information known to the Executive concerning the Company and its business. This clause shall remain in effect in perpetuity or until such confidential information is publicly disclosed by the Company or otherwise becomes publicly disclosed other than through the Executive’s actions. Violation by the Executive of this Section 11 will give the Company the right to immediately terminate all future severance payments including any post termination exercise periods.

12.	COVENANTS NOT TO COMPETE OR INTERFERE
In consideration of the benefits and entitlements provided by this Agreement, the Executive agrees that, during his employment hereunder and for the duration of the Severance Period (defined below) he will not, other than on behalf of the Company, directly or indirectly, as a sole proprietor, agent, broker or intermediary, member of a partnership, or stockholder, investor, officer or director of a corporation, or as an employee, agent, associate or consultant of any person, firm or corporation:

(a)
Solicit, encourage, induce or accept business (i) from any clients of the Company or its affiliates or its parent, (ii) from any prospective clients whose business the Company or any of its affiliates or its parent is in the process of soliciting at the time of the Executive's termination, or (iii) from any former clients that had been doing business with the Company or its affiliates or its parent within one year prior to the Executive’s termination; or

(b)
Solicit or hire any employee of the Company or its affiliates or its parent to terminate such employee's employment with the Company; provided that nothing contained in this Section 12 shall prohibit the Executive from owning 2.5% or less of the outstanding stock of any corporation listed on a national stock exchange or included in the NASDAQ Stock Markets, or from making investments in or from serving as an officer or employee of a firm or corporation that is not directly or indirectly engaged in the same type of business as the Company.

For purposes of this Section 12, the “Severance Period” shall be the period of twelve (12) months following the Date of Termination; or, in the case of an early termination by the Company under Section 6(f) after Notice of Termination is communicated either (A) by the Company without Cause under Section 6(b)(ii) or (B) by the Executive with Good Reason under Section 6(c)(i), the period from the Section 6(f) Termination Date to the date originally specified in the Notice of Termination and for twelve (12) months thereafter.

In the case of an early termination by the Company under Section 6(f) after Notice of Termination is communicated by the Executive without Good Reason under Section 6(c)(ii), this Section 12 shall apply for the period from the Section 6(f) Termination Date to the date originally specified in the Notice of Termination. If the Executive gives Notice of Termination under Section 6(c)(ii), and there is no early termination by the Company as provided under Section 6(f), the restriction contained in this Section 12 shall end on the date originally specified in the Notice of Termination. If the Executive’s employment terminates under circumstances for which a CIC award is provided under the CIC Policy (Section 8(d)), the restriction contained in this Section 12 shall end on the date originally specified in the Notice of Termination, regardless of whether there is an early termination by the Company under Section 6(f).

The parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Sections 11 and 12 will result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law and that the Company shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any breach or threatened or attempted breach. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of Sections 11 and 12. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company against him for such breaches or threatened or attempted breaches. The Executive acknowledges that he has received good and valuable consideration for the obligations contained in Sections 11 and 12. Violation by the Executive of any of the restrictions contained in Sections 11 and 12 will give the Company and PartnerRe Ltd. the right to immediately terminate all future severance payments including any post termination exercise periods.

13.	PROPERTY
The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during the term of his employment hereunder are the sole property of the Company (“Company Property”). During the term of his employment, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company, except in furtherance of his duties under the Agreement. When the Executive’s employment terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

14.	SUCCESSORS; BINDING AGREEMENT

(a)
This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives or heirs.

(b)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

15.	NOTICE
For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or (unless otherwise specified) when mailed by courier or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:
At the address maintained in the Company’s employment records.

If to the Company:
PartnerRe Ltd.:
Attn: Chief Executive Officer
Wellesley House
90 Pitts Bay Road
Pembroke HM08
Bermuda

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16.	GOVERNING LAW AND JURISDICTION
This Agreement shall be governed by and construed and enforced in accordance with the laws of Connecticut, without regard to the principles of conflict of laws. Each party agrees to submit to the exclusive jurisdiction of the ordinary courts of the state of Connecticut.

17.	SURVIVORSHIP
The respective rights and obligations of the parties hereunder, including without limitation the rights and obligations set forth in Sections 5 through 15, 16 and 18 of this Agreement, shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

18.	ARBITRATION
The Company and the Executive agree to arbitrate any controversy or claim arising out of this Agreement or otherwise relating to the Executive’s employment by the Company or the termination of such employment to the extent required (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination); provided that the Company or the Executive shall have the right to, and be permitted to, seek and obtain injunctive relief from a court of competent jurisdiction pursuant to Section 12. Any such arbitration shall be fully and finally resolved in binding arbitration in a proceeding in the State of Connecticut, in accordance with the Employment Rules and Mediation Procedures of the American Arbitration Association before a single arbitrator. The arbitrator shall not have the authority to modify or change any of the terms of this Agreement, except as provided in Section 12 hereof. The arbitrator’s award shall be final and binding upon the parties and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States or country, or application may be made to such court for a judicial acceptance of the award and enforcement as the law of such jurisdiction may require or allow. Each party shall bear his or its own costs incurred by any such arbitration. The arbitrator may require the losing party thereto, as determined by the arbitrator, to bear the costs and fees incurred in any such arbitration, including legal fees and expenses. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive.

19.	MISCELLANEOUS

(a)
The parties hereto agree that this Agreement contains the entire understanding and agreement between them, and supersedes all prior understandings and agreements between the parties, including without limitation the Employment Agreement by and between the Executive effective May 2, 2012, respecting the provision of services by the Executive to the Company other than the provisions of any Plan or Benefit Plan or award or other instrument entered into thereunder.

(b)
The parties further agree that the provisions of this Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c)	The form and timing of all payments under this Agreement shall be made in a manner that complies with all applicable laws, rules and regulations.

(d)
Except as set forth in the Plans, Equity Award Agreements or Benefit Plans, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

(e)
Except as otherwise set forth in this Agreement, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company and the Executive any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

20.	SEVERABILITY AND JUDICIAL MODIFICATION
If any provision of this Agreement is held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision from this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

21.	COUNTERPARTS
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

22.	CHANGE OF CONTROL
The terms of the Change in Control Policy (the “CIC Policy”) as approved by the Compensation Committee and any amendment thereto, shall apply to the Executive. In addition to the qualifying termination events set forth in Section 2.1 of the CIC Policy (under the heading “CIC Award Conditions”), the Executive shall also be entitled to his payments and benefits under the CIC Policy if (i) the Company delivers a notice to the Executive, within twelve months following the occurrence of a Significant Transaction, to terminate his employment for reasons other than death, disability or Cause (as defined in the CIC Policy) or (ii) the Executive delivers a notice to the Company, within six months following the occurrence of a Significant Transaction, to terminate his employment for Good Reason (as defined in the CIC Policy); provided that, in either case, such termination occurs within 12 months following such delivery of notice. The CIC Policy shall be incorporated in this Agreement and shall be binding on the Executive as if such CIC Policy were contained herein verbatim provided that the termination payments and other conditions of the CIC Policy to the extent that they apply to the Executive shall not be modified without the Executive’s written consent.

23.	SECTION 409A AND SECTION 457A
It is intended that the provisions of this Agreement comply with or be exempt from the provisions of Section 409A of the Code (“Section 409A”) and Section 457A of the Code (“Section 457A”) and shall be construed and administered in accordance with Section 409A and Section 457A, and, in each case, the Treasury regulations relating thereto so as not to subject the Executive to the payment of interest and tax penalty which may be imposed under Section 409A or Section 457A, as applicable. In furtherance of this objective, to the extent that any regulations or other guidance issued under Section 409A would result in the Executive being subject to payment of “additional tax” under Section 409A, the parties agree to use their best efforts to amend this Agreement in order to avoid the imposition of any such “additional tax” under Section 409A, which such amendment shall be designed to minimize the adverse economic effect on the Executive without increasing the cost to the Company (other than transactions costs), all as reasonably determined in good faith by the Company and the Executive to maintain to the maximum extent practicable the original intent of the applicable provisions. This Section 23 does not guarantee that payments under this Agreement will not be subject to "additional tax" under Section 409A. Without limiting the generality of the foregoing:

(a)	Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to Section 409A and if such payment or benefit is to be paid or provided on account of the Executive’s Date of Termination (or other separation from service or termination of employment) and if the Executive is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code), then with respect to such payments or benefits that are required to be made or provided prior to the first day of the seventh month following the Executive’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Executive’s separation from service.

(b)	Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.

(c)
The determination as to whether the Executive has had a termination of employment (or separation from service) shall be made in accordance with the default provisions of Section 409A or Section 457A, as applicable, without application of any of alternative reductions of bona fide services permitted thereunder.

(d)	Any installment payments hereunder shall be treated as separate payments for purposes of Section 409A.

(e)
To the extent that any reimbursements or in-kind benefits provided hereunder (including any Schedule or Exhibit hereto) are taxable to the Executive, the amount of the expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the amount of reimbursements or in-kind benefits to be provided in any subsequent calendar year, the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and the right to reimbursement of expenses or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

Signature page follows.

IN WITNESS WHEREOF, the Company has caused its name to be ascribed to this Agreement by its duly authorized representative, and the Executive has executed this Agreement effective as of the date set forth in Section 2 hereof.

______________________________
Name:    Costas Miranthis
Title:     President and CEO, PartnerRe Ltd.
Date:

______________________________
Name:     Theodore C. Walker
Date:

Schedule I

Theodore C. Walker, President and Chief Executive Officer of Partner Reinsurance Company of the U.S.

1. Annual Base Salary	Effective April 1, 2014, US$607,957
2. Annual Incentive	Target 100% of Annual Base Salary
3. Annual Target Equity
In calculating the amount due to Executive in respect of the Annual Incentive described in Schedule I, for purposes of Section 6(f), 7, 8(b) and 8(c), the Company will pay Executive an amount that is equal to the percentage calculated by multiplying the sum of the percentage that is the payout as: % of target, as determined by the Compensation Committee, for each of the three fiscal years prior to the fiscal year in which the Notice of Termination occurs, divided by 3 (the “Average Payout Percentage”), and multiplying the Average Payout Percentage by the target Annual Incentive value for the fiscal year in which the Date of Notice occurs or an amount that is equal to the target Annual Incentive value for the fiscal year in which the Date of Notice occurs, whichever is the greater (the “Average Incentive Amount”).
Target dollar value of US$1,250,000

4. US Benefit Plans
Full details of the PartnerRe US Benefit Plans are contained in the official Plan documents, which are available at the office of the Plan Administrator. PartnerRe US reserves the right to modify, discontinue or terminate any benefit or benefit plan and to implement any changes at any time, and for any reason, at its sole discretion.

You will be eligible for all the US Benefit Plans as set up and administered for all US Company employees, as may be changed from time to time. These currently include:
•    Health Coverage – Major Medical, Dental & Hospitalization
•    Group Term Life Insurance
•    Short & Long Term Disability
•    Accidental Death & Dismemberment
•    401k Plan
•    Restoration & Salary Deferral Plan
•    5 weeks vacation per calendar year
•    Personal/Floating Days: 5 per calendar year
•    Paid Holidays: 10 per calendar year
•    Free Parking
If your employment is terminated by you or the Company (for any reason other than by the Company for Cause, by you without Good Reason or for Retirement, or due to Significant Transaction), you will be entitled to continued Health Coverage for you and your dependents for 24 months after the Date of Termination in the case of termination as a result of death, until the age of 65 following termination for disability pursuant to Section 8(b)(ii), and twelve (12) months after the Date of Termination in the case of termination for any reason other than death, disability, for Cause, without Good Reason or for Retirement, or due to Significant Transaction. If Health Coverage is provided by a subsequent employer, this benefit will cease.
In the event of a termination that qualifies Executive for continuation of benefits under the CIC Policy, Executive will be entitled to continued Health and Welfare Benefits, as provided in the CIC Policy as of the date of this Agreement.

5. Medical Plan Coverage after Retirement (prior to attaining age 65)
Medical coverage under the US Benefits Plan will cease on the last day of the month in which you retire from the Company.
Thereafter, the Company will continue to pay you amounts equal to the premiums related to the medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) until such time that you and your eligible family members no longer qualify.
After the medical coverage pursuant to COBRA is exhausted you, together with those of your family members eligible at the date of retirement, will qualify to participate in the Pre-65 Retiree Medical Plan which will be paid for by the Company. This coverage will terminate when you attain the age 65.

6. Dental Plan Coverage (prior to attaining age 65)
Dental coverage will cease on the last day of the month in which you retire from the Company.
Thereafter, the Company will continue to pay you amounts equal to the premiums related to the dental coverage pursuant to COBRA until such time that you and your eligible family members no longer qualify. After the dental coverage pursuant to COBRA is exhausted you and your eligible family members will receive no further benefit.
If you receive medical or dental coverage from any other sources, the benefits detailed in this section will immediately terminate.

7. Tax Advice	Entitled to reimbursement of reasonable tax advice and preparation costs.
8. Vacation	You are eligible to receive 25 vacation days per year.
9. Continuous Service	Your original employment start date with PartnerRe of July 1, 2002 will be maintained for the calculation of service related benefits.